                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File
              Reports Under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.

                                                Commission File Number:  1-12760

                                PRT Funding Corp.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     c/o Advanced Casino Systems Corporation
                          200 Decadron Drive, Suite 100
                      Egg Harbor Township, New Jersey 08234
                            Telephone: (609) 441-0704
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              11 5/8% Senior Notes
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      None
         (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO
               FILE REPORTS UNDER SECTION 13(a) OR 15(d) REMAINS)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)    [ ]    Rule 12h-3(b)(1)(ii)      [ ]
                  Rule 12g-4(a)(1)(ii)   [ ]    Rule 12h-3(b)(2)(i)       [ ]
                  Rule 12g-4(a)(2)(i)    [ ]    Rule 12h-3(b)(2)(ii)      [ ]
                  Rule 12g-4(a)(2)(ii)   [ ]    Rule 15d-6                [X]
                  Rule 12h-3(b)(1)(i)    [ ]

         Approximate number of holders of record as of the certification or
notice date:         one
              -----------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      PRT FUNDING CORP.

DATE:  October 21, 1999               BY:         /s/ JOHN C. HULL
                                         --------------------------------------
                                             Name:    John C. Hull
                                             Title:   President and Chief
                                                      Executive Officer